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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF DESIGNATION FOR
                            NEVADA PROFIT CORPORATION

          (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation: AssuranceAmerica Corporation

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: Series A Convertible Preferred Stock.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is: 1. The Certificate of Designations is hereby amended by deleting Section 1 thereof in its entirety and by replacing it with the following: "1. Designation and Number of Shares. The series will be known as the `Series A Convertible Preferred Stock' (the `Series A Preferred Stock'), and shall consist of 1,500,000 shares of the authorized but unissued convertible preferred stock of the Corporation."
2. The Certificate of Designations is hereby further amended by deleting Section 5(b)(i) thereof in its entirety and by replacing it with the following: "(i) Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock at its then-effective Conversion Rate on the second anniversary of the date that such share was issued, or, if such date is not a business day, on the next succeeding business day." 3. The Certificate of Designations is hereby further amended by adding the following sentence to the end of Section 7:
"In such event, all references in this paragraph 7 to "a majority of the outstanding Series A Preferred Stock" shall be deemed to include all shares of Series A Preferred Stock that have been converted into shares of Common Stock pursuant to Section 5(b)(i)." Except as expressly hereby amended, the Certificate of Designations shall remain unchanged and in full force and effect.

5.   Effective date of filing (optional):

6.   Officer Signature (Required):  /s/ Renee Pinczes
                                    -------------------------
                                    Senior Vice President and
                                    Chief Financial Officer